CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Arrow Dow Jones Global Yield ETF (“the Fund”), a series of shares of beneficial interest of Northern Lights ETF Trust, and to the use of our report dated March 30, 2012 on the statement of assets and liabilities as of March 27, 2012 of the Fund. Such financial statement appears in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 30, 2012